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Exhibit (e)(1)

Excerpts From Five Star Quality Care, Inc.'s
Definitive Proxy Statement for its 2016 Annual Meeting of Stockholders
and
Quarterly Report on Form 10-Q for the quarter ended June 30, 2016

        The following are excerpts from Five Star Quality Care, Inc.'s Definitive Proxy Statement for its 2016 Annual Meeting of Stockholders filed with the U.S. Securities and Exchange Commission, or the SEC, on March 3, 2016.

* * *

DIRECTORS AND EXECUTIVE OFFICERS

        The following is some important biographical information, including the ages and recent principal occupations, as of February 29, 2016, of the Company's Directors, Director nominee and executive officers. The business address of the Directors, Director nominee and executive officers is c/o Five Star Quality Care, Inc., 400 Centre Street, Newton, Massachusetts 02458. Included in each Director's biography below are the attributes of that Director consistent with the qualifications, attributes, skills and experience the Board has determined are important to be represented on the Board. For a general discussion of the particular Director qualifications, attributes, skills and experience, and the process for selecting and nominating individuals for election to serve as a Director, please see "Election of Directors" beginning on page 11.

Director Nominee

Bruce M. Gans, M.D.

Independent Director since 2001

Group/Term: Group III with a term expiring at the 2016 Annual Meeting

Age: 69

Board Committees: Audit; Compensation (Chair); Nominating and Governance; Quality of Care (Chair)

Other Public Company Boards: None

        Dr. Gans has been Executive Vice President and Chief Medical Officer at the Kessler Institute for Rehabilitation since 2001 and National Medical Director for Rehabilitation Select Medical, the parent company of the Kessler Institute. He is also a Professor of Physical Medicine and Rehabilitation at Rutgers University—New Jersey Medical School. Dr. Gans has also served as President and Chief Executive Officer of the Rehabilitation Institute of Michigan. In Dr. Gans's extensive academic career, he has served as professor of physical medicine and rehabilitation at a number of universities, in addition to his current position at Rutgers University—New Jersey Medical School. Dr. Gans is editor of a standard medical textbook on physical medicine and rehabilitation, which is now in its fifth edition, and he has written or coauthored more than forty articles in peer-reviewed publications and twenty-eight abstracts and has served on editorial boards for many medical journals, including serving currently as Associate Editor of the American Journal of Physical Medicine and Rehabilitation. Dr. Gans has testified before the Senate Committee on Veterans' Affairs and has been called on to serve on technical expert panels and to advise the Medicare Payment Advisory Commission, the independent congressional agency established in 1997 to advise the U.S. Congress on issues affecting the Medicare program. Dr. Gans has also served as President of the American Academy of Physical Medicine and Rehabilitation, a medical society with more than 7,500 members, and as a leader in numerous other professional organizations. Dr. Gans was an independent trustee of Hospitality Properties Trust from 2009 until 2015.

Specific Qualifications, Attributes, Skills and Experience:

  •
  demonstrated leadership capability, including through his service in many healthcare management, professional, academic and civic leadership positions;

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  business experience as the chief executive of a large medical organization;

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  extensive experience in and knowledge of the healthcare industry and healthcare public policy matters;

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  work on public company boards and board committees;

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  many academic and professional achievements;

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  institutional knowledge earned through prior service on the Board; and

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  qualifying as an Independent Director in accordance with the requirements of the NYSE and the SEC, and the Company's Bylaws.

Directors

Donna D. Fraiche

Independent Director since 2010

Group/Term: Group II with a term expiring at the 2018 Annual Meeting of Stockholders

Age: 64

Board Committees: Audit; Compensation; Nominating and Governance (Chair); Quality of Care

Other Public Company Boards: Hospitality Properties Trust (since 2015); Select Income REIT (since 2012)

        Ms. Fraiche is a shareholder in, and serves as chair of the nominating and governance committee of, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and has practiced law in the Health Law and Public Policy Departments of that firm since 2004. Previously, Ms. Fraiche practiced law with the firm now known as Locke Lord LLP in New Orleans. Ms. Fraiche is former Chair of the Louisiana Health Care Commission and has previously served as President of the organization now known as the American Health Lawyers Association, Chair of the Long Term Community Planning Task Force and Health Care Committee of the Louisiana Recovery Authority, delegate of the Louisiana Recovery Authority to the Louisiana Health Care Redesign Collaborative, Chair of the Louisiana Office of State Planning Task Force and Chair of the Board of Trustees of Loyola University, among numerous other business and civic responsibilities. Ms. Fraiche has also served on the adjunct faculty of Tulane University's School of Public Health and Administration and as a preceptor for its residency program in health management systems and has been widely published on the topics of health care and the Gulf Coast's reconstruction efforts after hurricanes Katrina and Rita. She serves on the Investments Committee of the Baton Rouge Area Foundation and the Real Estate Committee of Women's Hospital. Ms. Fraiche also serves as Honorary Consul General for Japan in New Orleans.

Specific Qualifications, Attributes, Skills and Experience:

  •
  extensive experience in and knowledge of the healthcare industry;

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  professional legal skills;

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  many leadership roles and experiences, including her service in numerous public policy and civic leadership roles;

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  work on public company boards and board committees;

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  institutional knowledge earned through prior service on the Board; and

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  qualifying as an Independent Director in accordance with the requirements of the NYSE and the SEC, and the Company's Bylaws.

Gerard M. Martin

Managing Director since 2001

Group/Term: Group II with a term expiring at the 2018 Annual Meeting of Stockholders

Age: 81

Board Committees: Quality of Care

Other Public Company Boards: None

        Mr. Martin was the founder and Chairman of Greenery Rehabilitation Group, Inc., a company in the business of owning and operating nursing homes and health rehabilitation facilities, which was publicly owned and first listed on Nasdaq and then the NYSE between 1985 and 1993. Mr. Martin is the owner and Treasurer of North Atlantic Medical Services, Inc., a private company in the business of providing diagnostic cardiac, respiratory and oxygen services, equipment and products for the care of patients in their homes or medical facilities. Mr. Martin served as a Director and Vice President of RMR Advisors LLC, an SEC registered investment adviser, from 2002 to 2015 and a Director of RMR LLC and its predecessors from 1986 to 2015. Mr. Martin was also an Interested Trustee of the RMR Funds Series Trust, the RMR Real Estate Income Fund and its predecessor funds (collectively referred to herein as the "RMR Funds") from shortly after their formation (the earliest of which was in 2002) until 2009.

Specific Qualifications, Attributes, Skills and Experience:

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  extensive experience in and knowledge of the healthcare industry;

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  experience as an operator of nursing facilities;

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  extensive public company director service;

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  institutional knowledge earned through prior service on the Board and in key leadership positions with RMR LLC; and

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  qualifying as a Managing Director in accordance with the requirements of the Company's Bylaws.

Barbara D. Gilmore

Independent Director since 2004

Group/Term: Group I with a term expiring at the 2017 Annual Meeting of Stockholders

Age: 65

Board Committees: Audit (Chair); Compensation; Nominating and Governance; Quality of Care

Other Public Company Boards: TravelCenters of America LLC (since 2007); Government Properties Income Trust (since 2009)

        Ms. Gilmore has served as a professional law clerk at the United States Bankruptcy Court, Central Division of the District of Massachusetts, since 2001. Ms. Gilmore was a partner of the law firm of Sullivan & Worcester LLP from 1993 to 2000, during which time she was appointed and served as trustee or examiner in various cases involving business finance matters. Ms. Gilmore was also a registered nurse and practiced and taught nursing for several years before attending law school and her practice at Sullivan & Worcester LLP included representation of businesses in the healthcare sector.

Specific Qualifications, Attributes, Skills and Experience:

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  experience in and knowledge of the healthcare industry;

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  professional skills and experience in legal, business finance and healthcare regulatory matters and nursing;

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  work on public company boards and board committees;

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  institutional knowledge earned through prior service on the Board since shortly after the Company's formation; and

  •
  qualifying as an Independent Director in accordance with the requirements of the NYSE and the SEC, and the Company's Bylaws.

Barry M. Portnoy

Managing Director since 2001

Group/Term: Group I with a term expiring at the 2017 Annual Meeting of Stockholders

Age: 70

Other Public Company Boards: Hospitality Properties Trust (since 1995); Senior Housing Properties Trust (since 1999); RMR Real Estate Income Fund, including its predecessor funds (since 2002); TravelCenters of America LLC (since 2006); Government Properties Income Trust (since 2009); Select Income REIT (since 2011); The RMR Group Inc. (since 2015)

        Mr. Portnoy has been one of the Managing Directors of The RMR Group Inc. ("RMR Inc.") since shortly after its formation in 2015. Mr. Portnoy is a Chairman of RMR LLC and was a director of RMR LLC from its founding in 1986 until June 5, 2015 when RMR LLC became a majority owned subsidiary of RMR Inc. and RMR Inc. became RMR LLC's managing member. Mr. Portnoy is an owner and trustee of ABP Trust (formerly known as Reit Management & Research Trust), the controlling shareholder of RMR Inc. Mr. Portnoy has been a director and a vice president of RMR Advisors LLC since its founding in 2002 and Chairman of RMR Advisors LLC since 2015. Mr. Portnoy has been an owner and director of Sonesta International Hotels Corporation since 2012. Mr. Portnoy was a trustee of Equity Commonwealth from its founding in 1986 until 2014. Prior to his becoming a full time employee of RMR LLC in 1997, Mr. Portnoy was a partner in, and chairman of, the law firm of Sullivan & Worcester LLP.

Specific Qualifications, Attributes, Skills and Experience:

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  demonstrated leadership capability;

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  extensive experience in and knowledge of the senior living industry and commercial real estate;

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  leadership position with RMR LLC;

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  extensive public company director service;

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  professional skills and expertise in, among other things, legal and regulatory matters;

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  institutional knowledge earned through prior service on the Board and in key leadership positions with RMR LLC; and

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  qualifying as a Managing Director in accordance with the requirements of the Company's Bylaws.

Executive Officers

Bruce J. Mackey Jr.

President and Chief Executive Officer since 2008

Age: 45

        Mr. Mackey has been an Executive Vice President of RMR LLC since 2011, a Senior Vice President of RMR LLC from 2006 to 2011 and was Vice President of RMR LLC from 2001 to 2006. Prior to 2001, he served in various capacities for RMR LLC and its affiliates. Mr. Mackey is a certified public accountant. From 2001 until 2008, Mr. Mackey was the Company's Treasurer and Chief Financial Officer.

Richard A. Doyle, Jr.

Treasurer and Chief Financial Officer since 2016

Age: 47

        Mr. Doyle previously served as Treasurer and Chief Financial Officer of SNH from 2007 through 2015. He previously served as the Company's Director of Financial Reporting from 2005 to 2006. Prior to that, Mr. Doyle was employed by Sun Life Financial in positions involving finance and accounting for 10 years. He has also been employed as a Senior Vice President of RMR LLC since 2007 and an employee of RMR LLC since 2006. Mr. Doyle has an MBA and is a certified public accountant.

        Mr. Doyle became the Company's Treasurer and Chief Financial Officer effective January 1, 2016.

R. Scott Herzig

Senior Vice President and Chief Operating Officer since 2012

Age: 47

        Mr. Herzig served as the Divisional Vice President of the Company's Western Division from 2007 to 2012, and prior to that served as one of the Company's regional directors of operations from 2000 to 2007.

Katherine E. Potter

Vice President, General Counsel and Assistant Secretary since 2012

Age: 40

        Ms. Potter has practiced law for over ten years, focusing on corporate, securities, mergers and acquisitions, corporate governance and other transactional matters. Ms. Potter was an associate at the law firm of Sullivan & Worcester LLP from 2005 to 2011, and was an attorney at the law firm of Burns & Levinson LLP from 2011 to 2012.

        There are no family relationships among any of the Company's Directors or executive officers. The Company's executive officers serve at the discretion of the Board.

        RMR LLC provides management services to public and private companies, including the Company, Government Properties Income Trust, Hospitality Properties Trust, Select Income REIT, Senior Housing Properties Trust, TravelCenters of America LLC, Sonesta International Hotels Corporation and Affiliates Insurance Company. Government Properties Income Trust is a publicly traded REIT that primarily invests in properties that are majority leased to government tenants ("GOV"). Hospitality Properties Trust is a publicly traded REIT that owns hotels and travel centers ("HPT"). Select Income REIT is a publicly traded REIT that primarily owns net leased, single tenant properties ("SIR"). Senior Housing Properties Trust is a publicly traded REIT that primarily owns healthcare, senior living and medical office buildings ("SNH"). TravelCenters of America LLC is a publicly traded real estate based operating company in the travel center and convenience store businesses ("TA"). Sonesta International Hotels Corporation is a private company that operates and franchises hotels, resorts and cruise ships. Affiliates Insurance Company is a privately owned Indiana insurance company ("AIC"). RMR LLC is a majority owned subsidiary of RMR Inc., a publicly owned company whose controlling shareholder is ABP Trust, which is majority owned by Mr. Barry Portnoy, one of our Managing Directors. RMR Advisors LLC, a subsidiary of RMR LLC, is an SEC registered investment adviser to the RMR Real Estate Income Fund, which is an investment company registered under the Investment Company Act of 1940, as amended ("RIF"). The foregoing entities may be considered to be affiliates of the Company.

* * *

 DIRECTOR COMPENSATION

        The Compensation Committee is responsible for reviewing and determining the Common Share grants awarded to Directors and making recommendations to the Board regarding cash compensation paid to Directors for Board, committee and committee chair services. Managing Directors do not receive cash compensation for their services as Directors but do receive Common Share grants. The number of Common Shares granted to each Managing Director is the same as the number granted to each Independent Director.

        All Directors receive compensation in Common Shares to align the interests of Directors with those of the Company's stockholders. To this end, the Company's Governance Guidelines codify its expectation that, subject to certain exemptions, each Director retain at least 50,000 Common Shares within five years of the later of: (i) September 30, 2014 or (ii) the Annual Meeting of Stockholders at which the Director was initially elected or, if earlier, the first Annual Meeting of Stockholders following the initial appointment of the Director to the Board.

        In determining the amount and composition of Director compensation, the Compensation Committee and the Board take various factors into consideration, including, but not limited to, the responsibilities of Directors generally, as well as for service on committees and as committee chairs, and the forms of compensation paid to directors or trustees by comparable companies, including the compensation of directors and trustees of other companies managed by RMR LLC. The Board reviews the Compensation Committee's recommendations regarding Director cash compensation and determines the amount of such compensation.

2015 Annual Compensation

        Each Independent Director received an annual fee of $40,000 for services as a Director, plus a fee of $1,000 for each meeting attended. The annual fee for new Directors is pro rated for the initial year. Up to two $1,000 fees are paid if a Board meeting and one or more Board committee meetings are held on the same date. In addition, each Director received a grant of 10,000 Common Shares in 2015.

        Each Independent Director who served as a committee chair of the Company's Audit, Compensation, Nominating and Governance or Quality of Care Committees received an additional annual fee of $17,500, $7,500, $7,500 and $17,500, respectively. The committee chair fee for new Directors is pro rated for the initial year. Directors are reimbursed for out of pocket costs they incur from attending continuing education programs and for travel expenses incurred in connection with their duties as Directors.

        The following table details the total compensation of the Company's Directors for the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)	Total ($)
Donna D. Fraiche	$68,500	$41,200	$—	$109,700
Bruce M. Gans, M.D.	88,000	41,200	—	129,200
Barbara D. Gilmore	80,500	41,200	—	121,700
Gerard M. Martin[3]	—	41,200	—	41,200
Barry M. Portnoy[3]	—	41,200	—	41,200

1
The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each Independent Director. In addition to the $40,000 annual cash fee, each of Ms. Fraiche, Dr. Gans and Ms. Gilmore earned an additional $7,500, $25,000 and $17,500, respectively, for service as a committee chair in 2015. Ms. Fraiche, Dr. Gans and Ms. Gilmore earned an additional $21,000, $23,000 and $23,000, respectively, in fees for meetings attended in 2015.

2
Equals the number of shares multiplied by the closing price of the Common Shares on the grant date. This is also the compensation cost for the award recognized by the Company for financial reporting purposes pursuant to ASC 718. No assumptions are used in this calculation. All share grants to Directors vest at the time of grant.

3
Managing Directors do not receive cash compensation for their services as Directors.

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RELATED PERSON TRANSACTIONS

        A "related person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company was, is or will be a participant, (ii) the amount involved exceeds $120,000 and (iii) any related person had, has or will have a direct or indirect material interest.

        A "related person" means any person who is, or at any time during the applicable period was:

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  a Director, a nominee for Director or an executive officer of the Company;

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  known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares when a transaction in which such person had a direct or indirect material interest occurred or existed;

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  an immediate family member of any of the persons referenced in the preceding two bullets, which means any child, stepchild, parent, stepparent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law of any of the persons referenced in the preceding two bullets, and any person (other than a tenant or employee) sharing the household of any of the persons referenced in the preceding two bullets; or

  •
  a firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

        The Company has adopted written Governance Guidelines that describe the consideration and approval of related person transactions. Under these Governance Guidelines, the Company may not enter into a transaction in which any Director or executive officer, any member of the immediate family of any Director or executive officer or other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to the Board and the Board reviews and approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Directors, even if the disinterested Directors constitute less than a quorum. If there are no disinterested Directors, the transaction must be reviewed, authorized and approved or ratified by both (i) the affirmative vote of a majority of the Board and (ii) the affirmative vote of a majority of the Independent Directors. In determining whether to approve or ratify a transaction, the Board, or disinterested Directors or Independent Directors, as the case may be, also act in accordance with any applicable provisions of the Company's Charter and Bylaws, consider all of the relevant facts and circumstances and approve only those transactions that they determine are fair and reasonable to the Company. All related person transactions described below were reviewed and approved or ratified by a majority of the disinterested Directors or otherwise in accordance with the Company's policies, the Charter and the Bylaws, each as described above. In the case of transactions with the Company by employees of the Company who are not Directors or executive officers of the Company, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested. Copies of the Company's Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company's website, www.fivestarseniorliving.com.

Certain Related Person Transactions

        SNH.    The Company was formerly a 100% owned subsidiary of SNH, SNH is the Company's largest landlord and its largest stockholder and the Company is SNH's largest tenant and manage certain senior living communities for SNH. In 2001, SNH distributed substantially all of the Company's then outstanding Common Shares to SNH's shareholders. As of December 31, 2015, SNH owned 4,235,000 of the Company's Common Shares, or approximately 8.6% of the outstanding Common Shares.

        One of the Company's Managing Directors, Mr. Barry Portnoy, is a managing trustee of SNH. Mr. Barry Portnoy's son, Mr. Adam Portnoy, also serves as a managing trustee of SNH. The Company's Chief Financial Officer and Treasurer was formerly SNH's treasurer and chief financial officer from 2007 through 2015. RMR LLC provides management services to both the Company and SNH. SNH's executive officers are officers of RMR LLC. Our President and Chief Executive Officer and our Treasurer and Chief Financial Officer are officers of RMR LLC. Accordingly, the transactions between the Company and SNH entered into after the Company became a separate public company and that are described herein were approved by the Company's Independent Directors and SNH's independent trustees who are not trustees or directors of the other company. In order to effect the Company's spinoff and to govern relations after the spinoff, the Company entered into agreements with SNH and others, including RMR LLC. Since then, the Company has entered into various leases, management agreements and other agreements with SNH that include provisions that confirm and modify these undertakings. Among other matters, these agreements provide that:

  •
  so long as SNH remains a REIT, the Company may not waive the share ownership restrictions in its Charter on the ability of any person or group to acquire more than 9.8% of any class of its equity shares without the consent of SNH;

  •
  so long as the Company is a tenant of, or manager for, SNH, the Company will not permit nor take any action that, in the reasonable judgment of SNH, might jeopardize the tax status of SNH as a REIT;

  •
  SNH has the option to cancel all of the Company's rights under the leases and management agreements the Company has with SNH upon the acquisition by a person or group of more than 9.8% of the Company's voting stock and upon other change in control events affecting the Company, as defined in those documents, including the adoption of any stockholder proposal (other than a precatory proposal) or the election to the Board of Directors of any individual if such proposal or individual was not approved, nominated or appointed, as the case may be, by vote of a majority of the Company's Directors in office immediately prior to the making of such proposal or the nomination or appointment of such individual;

  •
  the resolution of disputes arising from the Company's leases and other agreements with SNH may be resolved by binding arbitration; and

  •
  so long as the Company is a tenant of, or manager for, SNH or so long as the Company has a business management agreement with RMR LLC, the Company will not acquire or finance any real estate of a type then owned or financed by SNH or any other company managed by RMR LLC without first giving SNH or such company managed by RMR LLC, as applicable, the opportunity to acquire or finance that real estate.

        Senior Living Communities the Company leases from SNH.    As of December 31, 2015, the Company leased 177 senior living communities from SNH under four combination leases. Under the Company's leases with SNH, the Company pays SNH rent consisting of minimum annual rent amounts plus percentage rent based on increases in gross revenues at certain properties. The Company's total minimum annual rent payable to SNH as of December 31, 2015 was $192.3 million, excluding percentage rent. The Company's total rent expense (which includes rent for all properties the Company's leases from SNH, including properties the Company has classified as discontinued operations) under all of the Company's leases with SNH, net of lease inducement amortization, was $196.3 million for 2015. As of December 31, 2015, the Company had outstanding rent due and payable to SNH of $17.5 million. During 2015, pursuant to the terms of the Company's leases with SNH, the Company sold $21.3 million of improvements made to properties leased from SNH and, as a result, the Company's annual rent payable to SNH increased by approximately $1.7 million. As of December 31,

2015, the Company's property and equipment included $8.3 million for similar improvements the Company has made to properties it leases from SNH that the Company expected to request that SNH purchase from the Company for an increase in future rent; however, SNH is not obligated to purchase these improvements.

        During 2015, the Company and SNH sold certain senior living communities the Company had leased from SNH, as follows:

  •
  In February 2015, the Company and SNH sold a vacant assisted living community located in Pennsylvania for a sale price of $250,000, and, as a result of this sale, the Company's annual minimum rent payable to SNH decreased by $23,000 in accordance with the terms of the applicable lease.

  •
  In July 2015, the Company and SNH sold a skilled nursing facility located in Iowa with 12 units for $155,000, and, as a result of this sale, the Company's annual rent payable to SNH decreased by $16,000 in accordance with the terms of the applicable lease.

  •
  In August 2015, the Company and SNH sold a skilled nursing facility located in Wisconsin with 39 living units for $850,000, and, as a result of this sale, the Company's annual rent payable to SNH decreased by $85,000 in accordance with the terms of the applicable lease.

  •
  In December 2015, the Company and SNH sold a vacant skilled nursing facility located in Iowa for $21,000, and, as a result of this sale, the Company's annual rent payable to SNH decreased by $2,000 in accordance with the terms of the applicable lease.

  •
  In February 2015, SNH acquired a land parcel adjacent to a senior living community the Company leases from SNH for $490,000. This property was added to the lease for that senior living community and the Company's annual minimum rent payable to SNH increased by $39,000 as a result.

        SNH's Senior Living Communities Managed by the Company.    As of the date of this Proxy Statement, the Company managed 60 senior living communities for the account of SNH, each pursuant to long term management agreements on substantially similar terms. The Company earned management fees from SNH of $10.7 million for 2015 with respect to the communities the Company manages.

        With the exception of the management agreement for the senior living community in New York described below, the management agreements for the communities the Company manages for SNH's account provide the Company with a management fee equal to 3% of the gross revenues realized at the communities, plus reimbursement for the Company's direct costs and expenses related to the communities and an incentive fee equal to 35% of the annual net operating income of the communities after SNH realizes an annual return equal to 8% of its invested capital. The terms of these management agreements expire between 2030 and 2035, and are subject to automatic renewal for two consecutive 15 year terms, unless earlier terminated or timely notice of nonrenewal is delivered. Our management agreements for the 14 senior living communities we began to manage in May 2015, as further described below, also permit either the Company or SNH to terminate those agreements on December 31, 2016 by notice to the other party. Also, these management agreements generally provide that the Company and SNH each have the option to terminate the agreements upon the acquisition by a person or group of more than 9.8% of the other's voting stock and upon other change in control events affecting the other party, as defined in those documents, including the adoption of any shareholder proposal (other than a precatory proposal) or the election to the board of directors or board of trustees of any individual if such proposal or individual was not approved, nominated or appointed, as the case may be, by vote of a majority of the board of directors or board of trustees in office immediately prior to the making of such proposal or the nomination or appointment of such individual.

        In connection with 44 of its management agreements, the Company and SNH have entered into four combination agreements ("pooling agreements") three of which combine the Company's management agreements with SNH for communities that include assisted living units (the "AL Pooling Agreements"); and a fourth pooling agreement which combines the Company's management agreements with SNH for communities that include only independent living units (the "IL Pooling Agreement"). The management agreements that are included in each of these pooling agreements are on substantially similar terms. The first AL Pooling Agreement, which the Company entered into in May 2011, includes 20 identified communities and the second AL Pooling Agreement, which the Company entered into in October 2012, includes 19 identified communities. The Company and SNH entered into their third AL Pooling Agreement in November 2013 and that pooling agreement currently includes three identified communities. The Company entered into the IL Pooling Agreement in August 2012 and that agreement currently includes two identified communities. One senior living community located in New York, one senior living community located in California and the 14 senior living communities we began managing in May 2015, as described below, are not included in any of the Company's pooling agreements. Each of the AL Pooling Agreements and the IL Pooling Agreement aggregates the determination of fees and expenses of the various communities that are subject to such pooling agreement, including determinations of the Company's incentive fees and SNH's return of its invested capital. Under each of the pooling agreements, SNH has the right, after the period of time specified in the agreement has elapsed and subject to the Company's cure rights, to terminate all, but not less than all, of the management agreements that are subject to the pooling agreement if SNH does not receive its minimum return in each of three consecutive years. In addition, under each of the pooling agreements, the Company has a limited right to require the sale of underperforming communities. Also, under each of the pooling agreements, any nonrenewal notice given by the Company with respect to a community is deemed a nonrenewal with respect to all the communities that are the subject of the agreement.

        In May 2015, SNH acquired a senior living community with 40 private pay independent living units located in Georgia. This senior living community is adjacent to another community that the Company manages for SNH's account. The operations of this community and the community previously managed are now conducted as a single integrated community under one management agreement, included in the second AL pooling agreement.

        Also in May 2015, the Company began managing 14 senior living communities that SNH acquired at that time pursuant to 14 separate management agreements. The terms of these separate agreements expire on December 31, 2030, but as noted above they may be terminated on December 31, 2016 by either us or SNH. The economic terms of these management agreements are substantially similar to the Company's other management agreements with SNH for communities including assisted living units. These 14 management agreements are not subject to a pooling agreement.

        The Company manages a portion of a senior living community in New York that is not subject to the requirements of New York healthcare licensing laws, consisting of 199 living units, pursuant to a long term management agreement with SNH. The terms of this management agreement are substantially consistent with the terms of the Company's other management agreements with SNH for communities that include assisted living units, except that the management fee payable to the Company is equal to 5% of the gross revenues realized at that portion of the community, and there is no incentive fee payable to the Company. This management agreement expires on December 31, 2031. In order to accommodate certain requirements of New York healthcare licensing laws, SNH subleases a portion of this senior living community that is subject to those requirements, consisting of 111 living units, to an entity, D&R Yonkers LLC, which is owned by SNH's president and chief operating officer and the Company's Treasurer and Chief Financial Officer. The Company manages this portion of the community pursuant to a long term management agreement with D&R Yonkers LLC. Pursuant to that management agreement, D&R Yonkers LLC pays the Company a management fee equal to 3% of the gross revenues realized at that portion of the community and the Company is not entitled to any incentive fee under that agreement. The Company earned management fees of $210,000 for 2015 with respect to the senior living community it manages for D&R Yonkers LLC. The Company's management agreement with D&R Yonkers LLC expires on August 31, 2017, and is subject to renewal for nine consecutive five year terms, unless earlier terminated or timely notice of nonrenewal is delivered.

        The Company expects that it may amend certain provisions of its management agreements with SNH as circumstances affecting the management communities change and that it may enter into additional management arrangements with SNH for senior living communities that SNH may acquire in the future.

        RMR LLC.    RMR LLC provides business management services to the Company pursuant to a business management agreement. RMR LLC is owned by RMR Inc. and ABP Trust is the controlling shareholder of RMR Inc. One of the Company's Managing Directors, Mr. Barry Portnoy and his son, Mr. Adam Portnoy, are the owners of ABP Trust. Mr. Barry Portnoy is the Chairman of RMR LLC and a Managing Director and officer of RMR Inc. and Mr. Adam Portnoy is the President and Chief Executive Officer of RMR LLC and a Managing Director, President and Chief Executive Officer of RMR Inc. Mr. Bruce J. Mackey Jr., the Company's President and Chief Executive Officer, and Mr. Richard A. Doyle, Jr., the Company's Treasurer and Chief Financial Officer, are officers and employees of RMR LLC. A majority of our Independent Directors also serve as independent directors or independent trustees of other companies to which RMR LLC or its affiliates provide management services. Mr. Barry Portnoy serves as a director, managing director, trustee or managing trustee of all of the companies to which RMR LLC or its affiliates provides management services and Mr. Adam Portnoy serves as a director, trustee or managing trustee of a majority of those companies. In addition, officers of RMR LLC and RMR Inc. serve as the Company's officers and officers of other companies to which RMR LLC or its affiliates provide management services.

        Because at least 80% of Mr. Mackey's and Mr. Paul Hoagland's, the Company's former Chief Financial Officer and Treasurer, business time was devoted to services to the Company, 80% of Messrs. Mackey's and Hoagland's total cash compensation (that is, the combined base salary and cash bonus paid by the Company and RMR LLC) was paid by the Company and the remainder was paid by RMR LLC. Mr. Doyle's, our current Chief Financial Officer and Treasurer, compensation will be allocated on a similar basis. Messrs. Mackey and Doyle are, and Mr. Hoagland was, also eligible to participate in certain RMR LLC benefit plans. The Company believes the compensation it paid to these officers reasonably reflected their division of business time; however, periodically, these individuals may divide their business time differently than they do currently and their compensation from the Company may become disproportionate to this division.

        The Company's Board of Directors has given the Compensation Committee, which is comprised exclusively of the Independent Directors, authority to act on the Company's behalf with respect to the business management agreement with RMR LLC. The charter of the Compensation Committee requires the committee to annually review the terms of the business management agreement, evaluate RMR LLC's performance under this agreement and determine whether to renew, amend or terminate the business management agreement.

        Pursuant to the business management agreement, RMR LLC assists the Company with various aspects of its business, which may include, but are not limited to, compliance with various laws and rules applicable to the Company's status as a publicly owned company, maintenance of the Company's facilities, evaluation of business opportunities, accounting and financial reporting, capital markets and financing activities, investor relations and general oversight of the Company's daily business activities, including legal and tax matters, human resources, insurance programs, management information systems and the like. Under the Company's business management agreement, it pays RMR LLC an annual business management fee equal to 0.6% of the Company's revenues.

        The current term of the business management agreement ends on December 31, 2016 and automatically renews for successive one year terms unless the Company or RMR LLC gives notice of non-renewal before the end of an applicable term. On March 16, 2015, the Company and RMR LLC entered into an amended and restated business management agreement, which was approved by the Company's Compensation Committee, comprised solely of the Independent Directors. As amended, RMR LLC may terminate the business management agreement upon 120 days' written notice, and the Company continues to have the right to terminate the business management agreement upon 60 days' written notice, subject to approval by a majority vote of the Independent Directors. As amended, if the

Company terminates or elects not to renew the business management agreement other than for cause, as defined, it is obligated to pay RMR LLC a termination fee equal to 2.875 times the sum of the annual base management fee and the annual internal audit services expense, which amounts are based on averages during the 24 consecutive calendar months prior to the date of notice of nonrenewal or termination. Also, as amended, RMR LLC agrees to provide certain transition services to the Company for 120 days following termination by the Company or notice of termination by RMR LLC. The business management agreement includes arbitration provisions for resolution of disputes.

        Under the business management agreement with RMR LLC, the Company acknowledges that RMR LLC also provides management services to other companies, including SNH. The fact that RMR LLC has responsibilities to other entities, including the Company's largest landlord and largest stockholder, SNH, could create conflicts; and in the event of such conflicts between the Company and RMR LLC, any affiliate of RMR LLC or any other publicly owned entity with which RMR LLC has a relationship, including SNH, the Company's business management agreement allows RMR LLC to act on its own behalf and on behalf of SNH or such other entity rather than on the Company's behalf.

        The Company is generally responsible for all of its expenses and certain expenses incurred by RMR LLC on the Company's behalf. Pursuant to the business management agreement, RMR LLC may from time to time negotiate on the Company's behalf with certain third party vendors and suppliers for the procurement of services to the Company. As part of this arrangement, the Company may enter agreements with RMR LLC and other companies to which RMR LLC provides management services for the purpose of obtaining more favorable terms from such vendors and suppliers.

        The Company leases its headquarters building from an affiliate of ABP Trust. The Company's rent expense for its headquarters, which included utilities and real estate taxes that the Company is required to pay as additional rent, was $1.7 million for 2015. The Company's headquarters building lease was approved by its Independent Directors.

        The Company has historically awarded share grants to certain RMR LLC employees under the Company's equity compensation plan. During 2015 the Company made annual share grants to RMR LLC employees of 98,500 Common Shares. That grant had an aggregate value of $313,000, based upon the closing price of the Common Shares on the NYSE on the date of grant. One fifth of those restricted shares vested on the grant dates and one fifth vests on each of the next four anniversaries of the grant dates. These share grants to RMR LLC employees are in addition to both the fees the Company pays to RMR LLC and the Company's share grants to its Directors, officers and employees. In addition, under the Company's business management agreement the Company reimburses RMR LLC for the Company's allocable costs for internal audit services, which amounts are subject to approval by its Compensation Committee. The Company's Audit Committee appoints the Company's Director of Internal Audit. The aggregate amounts accrued for share grants to RMR LLC employees and internal audit costs for the year ended December 31, 2015 was $511,000.

        In December 2015, the Company purchased 12,488 of its Common Shares, at the closing price of its Common Shares on the NYSE on the date of purchase, from certain of the Company's officers and employees and officers and employees of RMR LLC in satisfaction of tax withholding and payment obligations in connection with the vesting of awards of restricted Common Shares. On occasion, the Company has entered into arrangements with former employees of the Company or RMR LLC in connection with the termination of their employment with the Company or RMR LLC, providing for the acceleration of vesting of restricted shares previously granted to them under the Company's equity compensation plan (the "Share Award Plan"). Additionally, each of the Company's President and Chief Executive Officer, the former Chief Financial Officer and Treasurer and the current Chief Financial Officer and Treasurer received grants of restricted shares of other companies to which RMR LLC provides management services, including SNH, in their capacities as officers of RMR LLC.

        AIC.    The Company, ABP Trust, SNH and four other companies to which RMR LLC provides management services currently own AIC, an Indiana insurance company, and are parties to an amended and restated shareholders agreement regarding AIC.

        All of the Company's Directors and all of the trustees and directors of the other AIC shareholders currently serve on the board of directors of AIC. RMR LLC provides management and administrative services to AIC pursuant to a management and administrative services agreement with AIC. Pursuant to this agreement, AIC pays to RMR LLC a service fee equal to 3.0% of the total annual net earned premiums payable under then active policies issued or underwritten by AIC or by a vendor or an agent of AIC on its behalf or in furtherance of AIC's business. The shareholders agreement among the Company, the other shareholders of AIC and AIC includes arbitration provisions for the resolution of disputes.

        In June 2015, the Company and the other shareholders of AIC renewed their participation in a combined property insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts. In connection with that renewal, the Company purchased a three year combined property insurance policy providing $500.0 million of coverage annually with the premiums to be paid annually and a one year combined policy providing certain other coverage. The Company paid aggregate annual premiums of approximately $4.1 million in connection with these policies. The premiums are adjusted throughout the policy year for property acquisitions or dispositions the Company makes.

        The Company periodically considers the possibilities for expanding its insurance relationships with AIC to include other types of insurance and may in the future participate in additional insurance offerings AIC may provide or arrange. The Company may invest additional amounts in AIC in the future if the expansion of this insurance business requires additional capital, but the Company is not obligated to do so.

        Directors' and Officers' Liability Insurance.    The Company, RMR Inc., SNH and certain companies to which RMR LLC provides management services participate in a combined directors' and officers' liability insurance policy. This combined policy currently provides for $10.0 million of combined primary coverage, and expires in September 2017. In August 2015, the Company also obtained separate non-combined directors' and officers' liability insurance policies providing $20.0 million of aggregate excess coverage plus $5.0 million of excess non-indemnifiable coverage, which policies expire in September 2016. The total premium payable by the Company for those policies purchased in August 2015 was approximately $234,000. The premiums for the combined policies were allocated among the insured companies after consultation with the insurance broker and approval by each company's board and independent trustees or directors as applicable.

        Other Relationship.    Mr. Randy Herzig is the brother of the Company's Senior Vice President and Chief Operating Officer, Mr. R. Scott Herzig. Mr. Randy Herzig was employed by the Company for most of the period from 2000 until January 2016, and prior to that with a predecessor of the Company's since 1997. During 2015 and until January 2016, he served in a non-executive officer capacity as the Company's Divisional Director of Operations for the Company's Skilled Nursing Division. During 2015, Mr. Randy Herzig received a base cash salary of $171,000, a cash bonus of $60,000 and a grant of 3,500 restricted Common Shares. Mr. Randy Herzig received grants of restricted Common Shares in prior years. Similar to shares the Company grants to its other employees, the shares granted to Mr. Randy Herzig vest in five equal annual installments, with the first installment vesting on the date of grant. During 2015, 1,800 Common Shares the Company granted to Mr. Randy Herzig prior to 2015 vested and became no longer subject to repurchase by the Company. As a result of Mr. Randy Herzig's termination of employment with the Company in January 2016, his then remaining 4,600 unvested Common Shares were forfeited or repurchased by the Company for nominal consideration, as applicable.

        The foregoing descriptions of the Company's agreements with SNH, RMR LLC and AIC are summaries and are qualified in their entirety by the terms of the agreements. A further description of the terms of certain of those agreements is included in the Annual Report. In addition, copies of certain of the agreements evidencing these relationships are filed with the SEC and may be obtained from the SEC's website, www.sec.gov. The Company may engage in additional transactions with related persons, including businesses to which RMR LLC or its affiliates provide management services.

* * *

 OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

Directors and Executive Officers

        The following table sets forth information regarding beneficial ownership of Common Shares by each Director, each of our named executive officers, and our Directors, the Director nominee and executive officers as a group, all as of February 29, 2016. Unless otherwise noted, voting power and investment power in the Common Shares are exercisable solely by the named person.

Name and Address*	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares**	Additional Information
Bruce J. Mackey Jr.	676,017.77	1.37%
Barry M. Portnoy	221,622	Less than 1%	SNH owns 4,235,000 Common Shares. In his capacity as a managing trustee of SNH, the Chairman of RMR LLC, a managing director of RMR Inc. and the majority owner and a trustee of ABP Trust, Mr. Barry Portnoy may also be deemed to beneficially own (and have shared voting and dispositive power over) the 4,235,000 Common Shares owned by SNH, but Mr. Barry Portnoy disclaims such beneficial ownership.
Gerard M. Martin	221,621.90	Less than 1%	Includes 12,371.90 Common Shares owned by a corporation owned by the estate of Mr. Martin's deceased wife and a grantor trust of which Mr. Martin is the sole trustee and a beneficiary.
Richard A. Doyle, Jr.	41,450	Less than 1%
R. Scott Herzig	153,909	Less than 1%
Barbara D. Gilmore	93,251	Less than 1%	Includes 10,000 Common Shares owned by Ms. Gilmore's husband. Ms. Gilmore disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest in the shares.
Bruce M. Gans, M.D.	84,440	Less than 1%
Katherine E. Potter	66,000	Less than 1%
Donna D. Fraiche	53,500	Less than 1%
All Directors and executive officers as a group (nine persons)	1,611,811.67	3.26%

*
The address of each identified person or entity is: c/o Five Star Quality Care, Inc., 400 Centre Street, Newton, Massachusetts 02458.

**
Based on approximately 49,472,011 Common Shares outstanding as of February 29, 2016.

Principal Stockholders

        Set forth in the table below is information about the number of shares held by persons the Company knows to be the beneficial owners of more than 5% of the Common Shares.

Name and Address	Aggregate Number of Shares Beneficially Owned*	Percent of Outstanding Shares**	Additional Information
Senior Housing Properties Trust Two Newton Place 255 Washington Street Suite 300 Newton, Massachusetts 02458	4,235,000	8.6%	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2016 by SNH:

•

SNH owns and has sole voting and dispositive power over 4,235,000 Common Shares.

•

RMR LLC, RMR Inc. and ABP Trust do not directly own any Common Shares. RMR LLC, as manager of SNH, RMR Inc., as managing member and a beneficial owner of RMR LLC, and ABP Trust, as the controlling shareholder of RMR Inc. and a beneficial owner of RMR LLC, may be deemed to beneficially own (and have shared voting and dispositive power over) the 4,235,000 Common Shares directly and beneficially owned by SNH, but each disclaims such beneficial ownership.

•

Mr. Barry Portnoy is the direct and beneficial owner of 221,622 Common Shares. Barry M. Portnoy and Adam D. Portnoy are managing trustees of SNH. Mr. Barry Portnoy is the Chairman of RMR LLC, a managing director of RMR Inc., and the majority beneficial owner and a trustee of ABP Trust and Mr. Adam Portnoy is President and Chief Executive Officer of RMR LLC, a managing director and the President and Chief Executive Officer of RMR Inc., and the President, a beneficial owner and a trustee of ABP Trust. Mr. Adam Portnoy is the direct and beneficial owner of 108,000 Common Shares (of which 27,000 are subject to vesting requirements and will become fully vested, subject to the lapse of certain contingencies, annually through 2019). In their respective positions with RMR LLC, RMR Inc. and ABP Trust, Messrs. Barry Portnoy and Adam Portnoy may be deemed to beneficially own (and have shared voting and dispositive power over) the 4,235,000 Common Shares directly and beneficially owned by SNH, but each disclaims such beneficial ownership.

Name and Address	Aggregate Number of Shares Beneficially Owned*	Percent of Outstanding Shares**	Additional Information
BlackRock, Inc. ("BlackRock") 40 East 52nd Street New York, New York 10022	3,610,563	7.3%	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2016 by BlackRock:

•

BlackRock beneficially owns and has sole dispositive power over 3,610,563 Common Shares and has sole voting power over 3,383,745 Common Shares. BlackRock is the parent holding company for certain subsidiaries that have acquired the Company's shares and that are listed in that Schedule 13G.

Dimensional Fund Advisors LP ("Dimensional") Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	3,489,971	7.1%
Based solely on a Schedule 13G/A filed with the SEC on February 9, 2016 by Dimensional:

•

Dimensional beneficially owns and has sole dispositive power over 3,489,971 Common Shares and has sole voting power over 3,352,803 Common Shares. Dimensional reports that it is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the "Dimensional Funds"). Dimensional may act as an adviser or sub-adviser to certain of the Dimensional Funds and, in such role, Dimensional may possess voting and/or investment power over the Common Shares held by the Dimensional Funds. Dimensional disclaims ownership of such Common Shares.

William F. Thomas ("W.F. Thomas"), Robert D. Thomas ("R.D. Thomas") and Gemini Properties ("Gemini") 1516 South Boston Avenue Suite 301 Tulsa, Oklahoma 74119	3,119,753	6.4%
Based on Amendment No. 2 to Schedule 13D filed with the SEC on March 1, 2016 by W.F. Thomas:

•

Mr. W.F. Thomas beneficially owns 3,119,753 and has sole voting and dispositive power over 320,511 Common Shares and has shared voting and dispositive power over 2,799,242 Common Shares. By virtue of (i) his role as an advisor to certain donor advised charitable funds, Mr. W.F. Thomas may be deemed to beneficially own 20,000 Common Shares and (ii) his role as an advisor to an individual retirement fund, Mr. W.F. Thomas may be deemed to beneficially own an additional 2,150 Common Shares; Mr. W.F. Thomas disclaims such beneficial ownership.

Name and Address	Aggregate Number of Shares Beneficially Owned*	Percent of Outstanding Shares**	Additional Information

•

Mr. R.D. Thomas beneficially owns and has shared voting and dispositive power over 3,022,076 Common Shares. Mr. R.D. Thomas does not have sole voting or dispositive power over any Common Shares. By virtue of his position in relation to family investment funds, Mr. R.D. Thomas may be deemed to have beneficial ownership of 39,800 Common Shares. By virtue of (x) his position in relation to a family trust account, Mr. R.D. Thomas may be deemed to have beneficial ownership of 18,500 Common Shares, and (y) his role as an advisor to certain donor advised charitable funds, Mr. R.D. Thomas may be deemed to beneficially own 186,684 Common Shares; Mr. R.D. Thomas disclaims such beneficial ownership.

•

By virtue of (A) their respective roles as partners of an Oklahoma general partnership, Gemini, Mr. W.F. Thomas and Mr. R.D. Thomas may be deemed to beneficially own 1,915,164 Common Shares, and (B) their respective roles as co-advisors to a donor advised charitable investment fund, Mr. W.F. Thomas and Mr. R.D. Thomas may be deemed to beneficially own 861,928 Common Shares; both Mr. W.F. Thomas and Mr. R.D. Thomas in their individual capacity each disclaim such beneficial ownership.

•

Gemini beneficially owns and has shared voting and dispositive power over 1,915,164 Common Shares. Gemini does not have sole voting or dispositive power over any Common Shares.

*
Beneficial ownership of SNH, BlackRock and Dimensional are shown as of December 31, 2015. Beneficial ownership of W.F. Thomas, R.D. Thomas and Gemini are shown as of March 1, 2016.

**
The Charter places restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of the Company's equity shares. Additionally, the terms of the Company's leases with SNH and the Company's agreement with RMR LLC contain provisions whereby the Company's rights under these agreements may be cancelled by SNH and RMR LLC, respectively, upon the acquisition by any person or group of more than 9.8% of the Company's voting stock or upon other change in control events, as defined. If the violation of these ownership limitations causes a lease or contract default, stockholders causing the default may become liable to the Company or to other stockholders for damages. In addition, in order to help the Company preserve the tax treatment of the Company's net operating losses and other tax benefits, the Bylaws generally provide that transfers of the Company's shares to a person, entity or group that is then, or would become as a result, an owner of 5% or more of the Company's outstanding shares under applicable standards would be void in total for transferees then already owning 5% or more of the Company's shares, and for transferees that would otherwise become owners of 5% or more of the Company's shares, to the extent the transfer would so result in such level of ownership by the proposed transferee and to the extent not approved by the Company. The 5% ownership limitation under the Company's Bylaws is determined based on applicable tax rules. Each of SNH, BlackRock, Dimensional, W.F. Thomas, R.D. Thomas and Gemini have represented to the Company that they do not own 5% or more of the Company's shares under those applicable tax rules or in violation of the 5% ownership limitation under the Company's Bylaws. The percentages indicated are based on approximately 49,472,011 Common Shares outstanding as of February 29, 2016.

* * *

 COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

        This Compensation Discussion and Analysis provides a detailed description of the Company's executive compensation philosophy and programs, the compensation decisions the Compensation Committee made under those programs in 2015 and the factors which impacted those decisions. This Compensation Discussion and Analysis discusses the compensation of the Company's "named executive officers" for 2015, who are the officers for whom compensation disclosure is required to be made in this Proxy Statement under SEC rules. For 2015, the Company's named executive officers were:

Name	Title
Bruce J. Mackey Jr.	President and Chief Executive Officer
Paul V. Hoagland	Former Treasurer and Chief Financial Officer*
R. Scott Herzig	Senior Vice President and Chief Operating Officer
Katherine E. Potter	Vice President and General Counsel

*
Mr. Hoagland's employment as the Company's Treasurer and Chief Financial Officer terminated effective December 31, 2015. His successor, Richard A. Doyle, Jr., was elected to those positions effective January 1, 2016.

Compensation Philosophy and Process

        The Company's compensation program is designed to help the Company achieve its business objectives, which include increasing, on a long term basis, the value of the Company by improving the Company's financial and operating performance, improving the Company's competitive position within its industry and managing risks facing the Company.

        Individual performance is an important factor in determining each element of compensation. The Compensation Committee determines the compensation of the Company's Chief Executive Officer and Chief Financial Officer, and determines the amount and terms of share grants to all of the Company's executive officers. The Compensation Committee recommends to the Board and the Board determines all compensation, other than share grants, for the Company's executive officers other than the Company's Chief Executive Officer and Chief Financial Officer. There is no formulaic approach to the determinations of an executive officer's compensation; these determinations are made in the discretion of the Compensation Committee and the Board. Determinations of an executive officer's compensation are also not made as a direct result of benchmarking compensation against that of other companies.

        The Compensation Committee and the Board believe it is important to further align the interests of the Company's executive officers with those of the Company's stockholders and therefore have determined that a significant portion of each executive officer's annual compensation will be paid in the form of share awards that vest subject to continued employment over a period of at least four years from the date of grant. The Compensation Committee and the Board also believe that performance of the Company's executive officers may be improved by paying a substantial portion of each executive officer's cash compensation as an annual bonus. The Compensation Committee and the Board currently limit the annual base salaries of the Company's executive officers and utilize changes in annual cash bonus amounts as the primary mechanism for effecting annual compensation adjustments for its executive officers.

        The primary factor considered by the Compensation Committee and the Board when determining discretionary compensation for the Company's executive officers is the historical cash and equity compensation paid to each executive officer and to the Company's other executive officers with similar responsibilities. However, the Compensation Committee and the Board also consider, among other things, the executive officer's:

  •
  accomplishments during the year;

  •
  ability to identify areas for the Company's improvement and to achieve benefits from those improvements;

  •
  quality of decisions made;

  •
  ability to lead employees both in routine activities and in special projects;

  •
  change in performance as compared to the prior year;

  •
  perceived potential for future development and for assuming additional or alternative duties in the future;

  •
  background, training, education and experience; and

  •
  specific areas of expertise and value to the Company, and the likelihood that the Company could find a suitable replacement on a timely and cost effective basis.

        In addition to the consideration of the various factors described in the preceding paragraphs, the Compensation Committee and the Board consider available compensation data for public companies that are engaged in businesses similar to the Company's business or that possess size or other characteristics that are similar to the Company. In order to obtain a general understanding of current trends in compensation practices and ranges of amounts being awarded by other public companies, the Company compiled and reviewed comparative data regarding compensation paid by a group of public companies in the senior living industry.(1)

        Because the primary factor considered by the Compensation Committee and the Board is the historical compensation paid to each individual executive officer and to other executives with similar responsibilities, the Compensation Committee and the Board believe that the Company's compensation philosophy with respect to the Company's executive officers helps limit incentives for management to take excessive risk for short term benefit.

Details of 2015 Compensation Process

        In September 2015, Dr. Gans, the Chair of the Compensation Committee, met with Mr. Barry Portnoy, one of the Company's Managing Directors, Mr. Adam Portnoy, President and Chief Executive Officer of RMR LLC, and the chairs of the compensation committees of the other public companies to which RMR LLC provides services. RMR LLC provides management services to the Company, GOV, HPT, SIR, SNH and TA. The purposes of this meeting were, among other things, to discuss compensation philosophy regarding potential share grants to be made by the Company and to consider the compensation payable to the Company's Director of Internal Audit (who provides services to the Company and to other companies to which RMR LLC provides management services), as well as to consider the allocation of internal audit and related services costs among the Company and other companies to which RMR LLC provides such services.

        At a Compensation Committee meeting in December 2015, the Compensation Committee conducted a review of executive and employee compensation and considered recommendations arising from the September 2015 meeting, recommendations provided by management and other factors such as: (i) the amount of cash compensation historically paid to each executive officer; (ii) the amounts and value of historical share awards made to each executive officer; (iii) the amounts of cash compensation and share awards paid to persons with similar levels of responsibility; (iv) the then current market prices of the Common Shares; (v) the performance of each executive officer during 2015; (vi) each executive officer's expected future contributions to the Company; (vii) each executive officer's relative mix of cash and noncash compensation; (viii) the comparative data about executive compensation trends and amounts that was assembled for management by an independent compensation consulting firm; and (ix) the Company's financial position and operating performance in the past year and the

(1)
This group of companies was comprised of Kindred Healthcare, Inc.; Capital Senior Living Corporation; The Ensign Group, Inc.; National HealthCare Corporation; Brookdale Senior Living Inc.; Genesis Healthcare LLC; and Extendicare Inc.

Company's perceived future prospects. Messrs. Mackey and Herzig and Ms. Potter participated in parts of the Compensation Committee meetings with regard to consideration of compensation generally, but they left the applicable meeting and did not participate in the Compensation Committee's determination and recommendation of their compensation. Mr. Mackey participated in part of the consideration of the compensation of Mr. Herzig and Ms. Potter, and Mr. Mackey also participated in part of the consideration of the employment separation terms for Mr. Hoagland, which are further described below. Mr. Barry Portnoy participated in parts of the Compensation Committee meetings, but left the applicable meeting and did not participate in the final decisions and recommendations made by the Compensation Committee. All Board members participated in the Board decisions on compensation which were not determined by the Compensation Committee.

Compensation Components

        The mix of base salary, cash bonus and equity compensation that the Company pays to its executive officers varies depending on the executive officer's position and responsibilities with the Company. The Compensation Committee does not follow a set formula or specific guidelines in determining how to allocate the compensation components for the executives.

        The components of the compensation packages of the Company's executive officers are as follows:

Base Salary

        Base salaries are reviewed annually and adjusted, if appropriate, on a subjective basis based upon consideration of a number of factors including, but not limited to, the individual performance factors described above, as well as: (i) the historical amount paid to each executive officer; (ii) a comparison of the executive officer's pay to that of other individuals within the Company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals; (iii) the comparative data about executive compensation trends and amounts that was assembled for management by an independent compensation consulting firm; (iv) the Company's financial position and operating performance throughout the relevant year; and (v) for officers other than the Chief Executive Officer and Chief Financial Officer, an evaluation of the officers' performance provided by Mr. Mackey. In 2015, the Company continued its practice of limiting the annual base salaries of the Company's executive officers to a maximum of $300,000. In December 2015, the Compensation Committee also determined to maintain the annual base salary for 2016 for each of Messrs. Mackey and Herzig and Ms. Potter.

Annual Bonus and Share Award Plan

        Each of the Company's executive officers is eligible to receive an annual cash bonus and share award. There is no formulaic approach used in determining the amount of these annual cash bonus and share awards. The cash bonus and share awards are determined on a subjective basis by the Compensation Committee and the Board, as the case may be, based upon consideration of a number of factors, which include the factors taken into account in connection with the base salary determinations discussed above. In addition, in determining cash bonus and share awards for the Company's executive officers, the Compensation Committee and the Board also consider the recommendations of the Chair of the Compensation Committee, Dr. Gans, following his meeting with Messrs. Portnoy and the chairs of the compensation committees of other public companies for which RMR LLC provides services. In light of the limitations imposed on the annual base salaries of the Company's executive officers that are described above, changes in annual cash bonus amounts are the primary mechanism for effecting annual compensation adjustments for the Company's executive officers. For bonus amounts paid to the Company's executive officers for 2015, there were no bonus targets established. In addition, no bonus targets have been established for purposes of bonus amounts that may be paid to the Company's executive officers in 2016.

        For 2015, the Compensation Committee awarded Mr. Mackey a bonus of $700,000 in cash and also awarded him 85,000 Common Shares that will vest in five equal annual installments beginning on the grant date. The shares awarded had a value at the grant date of $270,300; the vested portion of the share award was therefore $54,060 as of the grant date. In making this cash bonus and this share award, the Compensation Committee considered, among other things, Mr. Mackey's performance in continuing the integration of senior living communities that the Company acquired with the Company's existing communities; his role in managing capital and operating expenditures in relation to the prevailing business levels in order to conserve liquidity; his role in expanding, transacting and integrating management arrangements for senior living communities that the Company manages; his role in managing the rate the Company charges its residents and reducing some of the Company's operating expenses; his role in structuring and negotiating transactions for the Company; his role in positioning the Company to operate and compete in the face of reductions in governmental reimbursement rates and increasing governmental budgetary constraints (including pursuing private pay revenue sources for the Company); his role in effectively managing the Company's cash reserves and debt; his role in identifying, pursuing and completing sales of properties; his role in developing new and enhancing marketing programs and leveraging the Company's competitive strengths to maintain and grow its business and position the Company for future growth; his role in the Company's development of clinical initiatives and systems that help to improve the overall clinical outcomes of the Company's residents and patients; his role in the Company's development of customer service initiatives that help to improve the overall satisfaction of the Company's residents and patients; his role in overseeing the Company's regulatory compliance; and his role in identifying and implementing enhancements to the Company's internal controls and financial reporting process. The Compensation Committee determined that the share award would vest over time to ensure a continuing commonality of interest between Mr. Mackey and the Company's stockholders, to provide Mr. Mackey with an incentive to remain with the Company to earn the unvested portion of the award and to encourage appropriate levels of risk taking in his decisions affecting the Company's business in the short-term and in the long term.

        The annual cash bonuses for Mr. Herzig and Ms. Potter were recommended by the Compensation Committee and approved by the Board based upon the consideration and evaluation of each executive's performance and level of total compensation as well as the other matters noted above with regard to the compensation paid to Mr. Mackey, as applicable, and matters particular to their respective roles. These considerations included, but were not limited to, each executive officer's historical level of total compensation and the Company's financial and operating performance during 2015.

        Because at least 80% of Messrs. Mackey's and Hoagland's business time was (and Mr. Mackey's business time continues to be) devoted to services to the Company, 80% of Messrs. Mackey's and Hoagland's total cash compensation (that is, the combined base salary and cash bonus paid by the Company and RMR LLC) was paid by the Company and the remainder was paid by RMR LLC. Messrs. Mackey and Hoagland were (and Mr. Mackey continues to be) also eligible to participate in certain RMR LLC benefit plans.

        The Company made equity awards under the Share Award Plan to the Company's executive officers and others based upon factors that the Compensation Committee considered relevant to align the interests of the persons to whom awards were made with the Company's business objectives, which include, but are not limited to, increasing, on a long term basis, the value of the Company by improving the Company's prospects, competitive position within its industry and financial and operating performance, managing risks facing the Company, as well as achieving strategic initiatives and objectives. In addition to the award of Common Shares made to Mr. Mackey during 2015, the Compensation Committee awarded Common Shares to Mr. Herzig and Ms. Potter. These awards ranged in size and value from 20,000 Common Shares, having a grant date value of $63,600, to 40,000 Common Shares, having a grant date value of $127,200. In determining the size of each share award, the Compensation Committee considered the responsibilities of the executive, the prior year's share grant, the relation of the size of the award to the size of the share award made to Mr. Mackey and other factors, including their past and expected future performances and cash bonuses, the total value of the granted shares relative to the value of past grants, 2015 annual cash salaries, the executive officer's tenure with the Company and the Company's operational results during 2015. In each case, the Compensation Committee determined that the share awards would vest in five equal annual installments, with the first tranche being vested on the date of the grant, to ensure a continuing commonality of interest between the recipients and the Company's stockholders, to provide the Company's executives with an incentive to remain with the Company to earn the unvested portion of the award and to encourage appropriate levels of risk taking in their long term decisions affecting the Company's business.

Other Benefits

        The Company's executive officers are entitled to participate in the Company's benefit plans on the same terms as the Company's other employees. These plans include medical, dental and life insurance plans and a defined contribution retirement plan.

All Other Payments

        The Summary Compensation Table below includes a column for amounts described as "All Other Compensation." Such amounts reflect the portion of executive life insurance premiums and accidental death and disability insurance premiums paid by the Company. The amount in the "All Other Compensation" column that refers to Mr. Hoagland's compensation for 2015 reflects the cash severance he received upon his termination from the Company.

Separation Arrangements with the Company's Former Treasurer and Chief Financial Officer

        Mr. Hoagland served as the Company's Treasurer and Chief Financial Officer throughout 2015. Mr. Hoagland's employment as the Company's Treasurer and Chief Financial Officer terminated effective December 31, 2015. In connection with the termination of Mr. Hoagland's employment, the Company entered into a letter agreement and a consulting agreement with Mr. Hoagland, each dated December 14, 2015. Pursuant to the letter agreement, Mr. Hoagland continued to serve as our Treasurer and Chief Financial Officer until December 31, 2015, and he received a continuation of his annual base salary of $300,000 and a cash bonus in December 2015 in the amount of $290,000 and will receive release payments by the Company in the aggregate amount of $604,000 payable from February 2016 through December 2017. The Company also accelerated the vesting of the 70,000 Common Shares the Company previously granted to Mr. Hoagland that remained unvested as of December 31, 2015. The shares which had their vesting accelerated had a value of $222,600, based on the closing price of the Common Shares on the vesting date, December 31, 2015. In addition, pursuant to the letter agreement, the Company agreed to provide Mr. Hoagland with up to $30,000 of outplacement services. The letter agreement contains standard restrictive covenants relating to non-competition, confidentiality and non-solicitation of employees. Pursuant to the letter agreement, RMR LLC also paid Mr. Hoagland cash compensation and release payments in an amount equal to 25% of the amounts we paid.

        Pursuant to the consulting agreement, which became effective as of January 1, 2016, Mr. Hoagland provided the Company with consulting services through March 2, 2016, the date the Company filed its Annual Report with the SEC, and the Company paid Mr. Hoagland compensation at an annualized rate of $375,000 for the period January 1 through March 2, 2016. Mr. Hoagland has also agreed to provide the Company with consulting services at the Company's request after March 2, 2016 until December 31, 2016, with compensation payable by the Company at an hourly rate. The consulting agreement contains standard restrictive covenants relating to confidentiality.

        Copies of the letter agreement and consulting agreement were filed as Exhibits 10.1 and 10.2, respectively, to a Current Report on Form 8-K filed with the SEC on December 18, 2015. That filing is available on the SEC's website, www.sec.gov.

Election of New Treasurer and Chief Financial Officer

        On December 14, 2015, the Board elected Richard A. Doyle, Jr., as the Company's Treasurer and Chief Financial Officer effective January 1, 2016. The Compensation Committee set Mr. Doyle's annual base salary at $300,000 for 2016. In addition, on December 14, 2015, the Compensation Committee granted Mr. Doyle 15,000 Common Shares, having a grant date value of $47,700. The shares will vest in five equal annual installments, with the first installment having vested on the date of grant. Mr. Doyle will be eligible for bonuses and future incentive share grants in amounts to be determined in the discretion of the Compensation Committee. In connection with Mr. Doyle's election, the Company entered into an indemnification agreement with Mr. Doyle effective January 1, 2016, on substantially the same terms as the agreements previously entered into between the Company and each of the Company's Directors and other officers. Mr. Doyle is also an officer and employee of RMR LLC and also receives cash compensation (salary and bonus) from RMR LLC and participates in certain RMR LLC benefit plans. The Company previously filed with the SEC a representative form of its indemnification agreement with its Directors and officers as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. That filing is available on the SEC's website, www.sec.gov.

Say on Pay

        The Company's current policy, consistent with the prior vote of the Company's stockholders, is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of named executive officers each year at the Annual Meeting of Stockholders. Accordingly, the Company is providing stockholders at the 2016 Annual Meeting with an opportunity to approve the compensation of the named executive officers in this Proxy Statement. For more information, see Item 2 beginning on page 58 of this Proxy Statement.

        In evaluating the Company's compensation process for 2015, the Compensation Committee generally considered the results of the advisory vote of the Company's stockholders on the compensation of the executive officers named in the proxy statement for the Company's 2015 Annual Meeting of Stockholders. The Compensation Committee noted that approximately 80% of votes cast approved the compensation of the named executive officers as described in the proxy statement for the Company's 2015 Annual Meeting of Stockholders. The Compensation Committee considered these voting results as supportive of the committee's general executive compensation practices, which have been consistently applied since that prior vote of the Company's stockholders on the Company's executive compensation.

RMR Inc. Compensation Practices

        For information regarding the compensation paid to RMR LLC and RMR Inc. and their executive officers, please see the documents filed by RMR Inc. with the SEC, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and its Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Shareholders. RMR Inc.'s filings with the SEC are not incorporated by reference into this Proxy Statement.

* * *

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee is comprised entirely of the three Independent Directors listed above. No member of the Compensation Committee is a current, or during 2015 was a former, officer or employee of the Company. In 2015, none of the Company's executive officers served (i) on the compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company or (ii) on the board of directors or board of trustees of any entity that had one or more of its executive officers serving on the Compensation Committee of the Company. Members of the Compensation Committee serve as independent directors or independent trustees and compensation committee members of other public companies to which RMR LLC provides management services. Ms. Fraiche serves as an independent trustee of HPT and SIR. Ms. Gilmore serves as an independent trustee of GOV and an independent director of TA. In addition, each of our Independent Directors serves as a director of AIC. The disclosures regarding our relationships with these foregoing entities and certain transactions with or involving them under the section entitled "Certain Related Person Transactions" are incorporated by reference herein.

* * *

 EXECUTIVE COMPENSATION

        The following tables, narratives and footnotes discuss the compensation of the Company's Chief Executive Officer, former Chief Financial Officer, Chief Operating Officer and General Counsel during 2015, who were the Company's named executive officers as of December 31, 2015. The compensation information for the persons included in the compensation tables are for services rendered to the Company and its subsidiaries and do not include information regarding any compensation received by such persons for services rendered to RMR LLC. For information regarding the compensation paid to RMR LLC and RMR Inc. and their executive officers, please see the documents filed by RMR Inc. with the SEC, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and its Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Shareholders. RMR Inc.'s filings with the SEC are not incorporated by reference into this Proxy Statement. As noted above, the Board elected Mr. Richard A. Doyle, Jr., as Treasurer and Chief Financial Officer effective January 1, 2016. Information about his compensation arrangements are described above under "Election of New Treasurer and Chief Financial Officer" on page 52.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)*	All Other Compensation ($)**	Total ($)
Bruce J. Mackey Jr.	2015	$300,000	$700,000	$270,300	$919	$1,271,219
President and Chief	2014	300,000	650,000	330,000	946	1,280,946
Executive Officer	2013	300,000	650,000	339,750	946	1,290,696
Paul V. Hoagland	2015	300,000	290,000	111,300	604,919	1,306,219
Former Treasurer and	2014	300,000	290,000	154,000	946	744,946
Chief Financial Officer	2013	300,000	290,000	158,550	946	749,496
R. Scott Herzig	2015	300,000	325,000	127,200	919	753,119
Senior Vice President and	2014	300,000	275,000	154,000	923	729,923
Chief Operating Officer	2013	275,000	200,000	158,550	923	634,473
Katherine E. Potter	2015	300,000	275,000	63,600	919	639,519
Vice President and	2014	300,000	225,000	66,000	923	591,923
General Counsel	2013	275,000	175,000	67,950	923	518,873

*
Represents the grant date fair value of shares granted in 2015, 2014 and 2013, as applicable, compiled in accordance with FASB Accounting Standards Codification Topic 718, "Compensation—Stock Compensation," or ASC 718. No assumptions are used in this calculation.

**
Reflects the portion of executive officer life insurance premiums and accidental death and disability insurance premiums that the Company paid. In addition, for Mr. Hoagland, reflects Mr. Hoagland's cash severance to be received as a result of his termination from the Company. In addition, the Company agreed to provide Mr. Hoagland with up to $30,000 of outplacement services.

2015 Grants of Plan Based Awards

        Share awards granted by the Company to the named executive officers in 2015 provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. In the event a recipient who has been granted a share award ceases to perform duties for the Company or ceases to be an officer or an employee of RMR LLC or any company that RMR LLC manages during the vesting period, at the Company's option, the recipient shall forfeit the Common Shares that have not yet vested or the Company may repurchase the Common Shares that have not yet vested for nominal consideration. Holders of vested and unvested shares awarded under the Share Award Plan are eligible to receive distributions that the Company makes, if any, on its shares on the same terms as other holders of the Common Shares.

        The following table shows shares granted in 2015, including vested and unvested grants.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)*
Bruce J. Mackey Jr.	12/14/2015	85,000	$270,300
Paul V. Hoagland	12/14/2015	35,000	111,300
R. Scott Herzig	12/14/2015	40,000	127,200
Katherine E. Potter	12/14/2015	20,000	63,600

*
Equals the number of shares multiplied by the closing price on the date of grant, which is also the grant date fair value under ASC 718. No assumptions are used in this calculation.

2015 Outstanding Equity Awards at Fiscal Year-End

Name	Year Granted	Number of Shares or Units of Stock That Have Not Vested (#)*	Market Value of Shares or Units of Stock That Have Not Vested ($)**
Bruce J. Mackey Jr.	2015	68,000	$216,240
	2014	45,000	143,100
	2013	30,000	95,400
	2012	15,000	47,700
Paul V. Hoagland***	2015	—	—
	2014	—	—
	2013	—	—
	2012	—	—
R. Scott Herzig	2015	32,000	101,760
	2014	21,000	66,780
	2013	14,000	44,520
	2012	2,000	6,360
Katherine E. Potter	2015	16,000	50,880
	2014	9,000	28,620
	2013	6,000	19,080

*
The shares granted in 2015 were granted on December 14, 2015; the shares granted in 2014 were granted on December 15, 2014; the shares granted in 2013 were granted on December 11, 2013; and the shares granted in 2012 were granted on November 19, 2012.

**
Equals the number of shares multiplied by the closing price of the Common Shares on December 31, 2015.

***
All of Mr. Hoagland's share awards fully vested upon his termination effective December 31, 2015.

2015 Stock Vested

        The following table shows share grants that vested in 2015, including shares granted in prior years.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)*
Bruce J. Mackey Jr.	77,000	$255,060
Paul V. Hoagland	105,000	338,660
R. Scott Herzig	25,600	84,130
Katherine E. Potter	13,000	42,720

*
Equals the number of shares multiplied by the closing price on the 2015 dates of vesting of grants made in 2015 and prior years.

Potential Payments upon Termination or Change in Control

        From time to time, the Company has entered into arrangements with former employees of the Company or RMR LLC in connection with the termination of their employment with the Company or RMR LLC, providing for the acceleration of vesting of restricted shares previously granted to them under the Share Award Plan and, in certain instances, payments for future services to the Company as a consultant or part time employee and continuation of health care and other benefits. The Company's separation agreements with Mr. Hoagland entered into in December 2015 and further described above are an example. Although the Company has no formal policy, plan or arrangement for payments to employees of the Company or RMR LLC in connection with their termination of employment with the Company or RMR LLC, the Company may in the future provide on a discretionary basis for similar arrangements depending on various factors the Company then considers relevant and if the Company believes it is in its best interests to do so.

        On December 14, 2015, the Compensation Committee approved grants of 85,000 Common Shares to Mr. Bruce Mackey, 40,000 Common Shares to Mr. Scott Herzig, 35,000 Common Shares to Mr. Paul Hoagland and 20,000 Common Shares to Ms. Katherine Potter. These grants were valued at $3.18 per Common Share, the closing price of the Common Shares on the NYSE on the date of grant, and were made under the Share Award Plan. The form of award agreement for each of these grants provides for vesting of the restricted Common Shares in five equal annual installments beginning on the date of grant and acceleration of vesting of all restricted share grants (including those previously awarded) upon the occurrence of (i) a change in control of the Company (a "Change in Control") or (ii) RMR LLC ceasing to be the manager or shared services provider to the Company (a "Termination Event").

        The following table describes the potential payments to the Company's named executive officers upon a Change in Control or Termination Event as of December 31, 2015.

Name	Number of Shares Vested Upon Change in Control or Termination Event (#)	Value Realized on Change in Control or Termination Event as of December 31, 2015 ($)*
Bruce J. Mackey Jr.	158,000	$502,440
Paul V. Hoagland**	70,000	222,600
R. Scott Herzig	69,000	219,420
Katherine E. Potter	34,000	108,120

*
Equals the number of shares multiplied by the closing price of the Common Shares on December 31, 2015.

**
Amount included is for illustrative purposes only. In connection with Mr. Hoagland's termination of employment as the Company's Treasurer and Chief Financial Officer effective December 31, 2015, the vesting of the 70,000 Common Shares he then held was fully accelerated. The value Mr. Hoagland realized on this vesting acceleration was $222,600, based on the closing price of the Common Shares on the vesting date, December 31, 2015. For further disclosure related to Mr. Hoagland's separation arrangements upon termination of employment, see "Separation Arrangements with the Company's Former Treasurer and Chief Financial Officer" on page 51.

* * *

        The following are excerpts from Five Star Quality Care, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 4, 2016.

* * *

NOTE 10 TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
OF THE QUARTERLY REPORT

Note 10. Related Person Transactions

        We have relationships and historical and continuing transactions with SNH, The RMR Group LLC, or RMR LLC, and others related to them, including other companies to which RMR LLC provides management services and which have trustees, directors and officers who are also our directors or officers. For further information about these and other such relationships and certain other related person transactions, please refer to our Annual Report.

        SNH:    We were a 100% owned subsidiary of SNH until SNH distributed our common shares to its shareholders in 2001. As of June 30, 2016, SNH owned 4,235,000 of our common shares, representing approximately 8.6% of our outstanding common shares. SNH is our largest stockholder. We are SNH's largest tenant and we manage certain senior living communities owned by SNH.

        On June 29, 2016, we entered into a transaction agreement, or the Transaction Agreement, and related agreements, or, collectively, the Transaction Documents, with SNH. Pursuant to the Transaction Documents, among other things, on June 29, 2016, we and SNH completed a sale and leaseback transaction with respect to certain senior living communities we owned and amended the pooling arrangements related to our management of certain of the senior living communities we manage for the account of SNH. Significant terms of the Transaction Documents are summarized below.

  •
  Pursuant to the Transaction Agreement, we and SNH entered into a purchase and sale agreement whereby SNH purchased seven of the 33 senior living communities we owned for an aggregate purchase price of $112,350, and we and SNH simultaneously entered into a new long term lease agreement, or the New Lease, whereby SNH has leased those seven senior living communities to us.

  •
  Pursuant to the New Lease, we are required to pay SNH initial annual rent of $8,426, plus, beginning in 2018, percentage rent equal to 4% of the amount by which gross revenues, as defined in the New Lease, of each community exceeds gross revenues of such community in 2017. The initial term of the New Lease expires on December 31, 2028, subject to our options to extend the term of the New Lease for two consecutive 15-year terms. Pursuant to the New Lease, we may request that SNH purchase certain improvements to the communities in return for rent increases in accordance with the formula specified in the New Lease; however, SNH is not obligated to purchase such improvements and we are not required to sell them to SNH. Pursuant to the Transaction Agreement, SNH has the right, in connection with a financing or other capital raising transaction by it, to reassign one or more of the communities covered by the New Lease to another existing or new long term lease agreement between us and SNH. Other terms of the New Lease are substantially similar to those of our other four preexisting long term leases with SNH, such terms being described in our Annual Report, which descriptions are incorporated herein by reference.

  •
  Pursuant to the Transaction Agreement, our three existing pooling agreements with SNH that combined for certain purposes certain of our management agreements with SNH for senior living communities that include assisted living units, or AL Management Agreements, were terminated. Also pursuant to the Transaction Agreement, we entered into 10 new pooling agreements with SNH, or the New Pooling Agreements. Nine of the New Pooling Agreements combine six AL Management Agreements and one of the New Pooling Agreements currently combines five AL Management Agreements. Each New Pooling Agreement combines various calculations of revenues and expenses from the operations of the applicable communities covered by such New Pooling Agreement.

  •
  Pursuant to the New Pooling Agreements, the AL Management Agreements covered by each New Pooling Agreement generally provide us with a management fee equal to either 3% or 5% of the gross revenues realized at such communities plus reimbursement for our direct costs and expenses related to such communities, as well as an annual incentive fee equal to either 35% or 20% of the annual net operating income of such communities remaining after SNH realizes an annual minimum return equal to either 8% or 7% of its invested capital, or, in the case of nine communities, a specified amount plus 7% of SNH's invested capital since December 31, 2015. The calculations of our fees and of SNH's annual minimum return related to any AL Management Agreement that became effective before May 2015 and had been pooled under one of the previously existing pooling agreements are generally the same as they were under the previously existing pooling agreements. However, with respect to certain communities, SNH's annual minimum return was reduced to 7%, and also, with respect to the nine communities referenced above, SNH's annual minimum return was reset as of 2016 to the specified amounts. With regard to AL Management Agreements that became effective from and after May 2015, the management fee was changed to 5%, rather than the prior 3%, of the gross revenues realized at the applicable community, and the incentive fee was changed to 20%, rather than the prior 35%, of the annual net operating income of the applicable community remaining, in all cases after SNH realizes its requisite annual minimum return. Pursuant to the New Pooling Agreements, SNH will pay us a fee for our management of capital expenditure projects equal to 3% of amounts funded by SNH.

  •
  The terms of the AL Management Agreements covered by the New Pooling Agreements expire between 2030 and 2039 and are subject to automatic renewals, unless earlier terminated or timely notices of nonrenewal are delivered. The right that we and SNH each had under the AL Management Agreements that became effective from and after May 1, 2015 to terminate each such AL Management Agreement as of December 31, 2016 was eliminated pursuant to the applicable New Pooling Agreement. We have a limited right under the AL Management Agreements to require underperforming communities to be sold, and SNH has the right to terminate all the AL Management Agreements subject to a New Pooling Agreement if it does not receive its annual minimum return under such New Pooling Agreement in each of three consecutive years, commencing with calendar year 2016, subject to certain cure rights that we have.

  •
  The New Pooling Agreements collectively combine all AL Management Agreements except for the management agreement related to one assisted living community located in New York and the management agreement related to one assisted living community located in California, and, other than as described below, the terms of those management agreements were not amended as part of the transactions contemplated by the Transaction Documents. The terms of our existing pooling agreement with SNH that combines our management agreements with SNH for senior living communities that include only independent living units, and the terms of those management agreements, also were not amended as part of the transactions contemplated by the Transaction Documents.

  •
  Pursuant to the Transaction Agreement, we and SNH amended the management agreement for one California community so that the calculation of SNH's annual minimum return under that agreement is fixed at $3,610 plus 7% of any amount funded by SNH for capital expenditures at this community since December 31, 2015.

        Because of the continuing relationships between us and SNH, the terms of the Transaction Documents were negotiated and approved by special committees of our Board of Directors and SNH's board of trustees composed of our Independent Directors and SNH's independent trustees who are not also Directors or trustees of the other party, which committees were represented by separate counsel.

        In accordance with FASB ASC Topic 840, Leases, the sale and leaseback transaction with SNH described above qualifies for sale-leaseback accounting and we have classified the New Lease as an operating lease. Accordingly, the carrying value of the senior living communities we sold to SNH of $29,706 was removed from our condensed consolidated balance sheets, and the gain generated from the sale of $82,644 was deferred and will be amortized as a reduction of rent expense over the initial term of the New Lease. As of June 30, 2016, the short term part of the deferred gain in the amount of $6,602 is presented in other current liabilities in our condensed consolidated balance sheet, and the long term part of $76,006 is presented separately in our condensed consolidated balance sheet. We incurred transaction costs of $750 in connection with the sale of the senior living communities to SNH, which amount was expensed in full during the three months ended June 30, 2016.

        As of June 30, 2016 and 2015, we leased 184 and 180 senior living communities from SNH, respectively. Our total annual rent payable to SNH as of June 30, 2016 and 2015 was $201,672 and $191,397, respectively, excluding percentage rent. Our total rent expense (which includes rent for all communities we lease from SNH, including communities that we have classified as discontinued operations) under all of our leases with SNH, net of lease inducement amortization and the amortization of the deferred gain associated with the sale and leaseback transaction with SNH described above, was $49,396 and $48,973 for the three months ended June 30, 2016 and 2015, respectively, and $98,770 and $97,915 for the six months ended June 30, 2016 and 2015, respectively, which amounts included estimated percentage rent of $1,387 and $1,393 for the three months ended June 30, 2016 and 2015, respectively, and $2,855 and $2,824 for the six months ended June 30, 2016 and 2015, respectively. As of June 30, 2016 and December 31, 2015, we had outstanding rent due and payable to SNH of $17,454 and $17,286, respectively.

        During the six months ended June 30, 2016 and 2015, pursuant to the terms of our leases with SNH, we sold to SNH $11,710 and $8,902, respectively, of improvements to communities leased from SNH, and, as a result, our annual rent payable by us to SNH increased by approximately $940 and $717, respectively. As of June 30, 2016, our property and equipment included $6,136 for similar improvements to communities leased from SNH that we expected to request SNH to purchase from us for an increase in future rent; however, SNH is not obligated to purchase these improvements.

        In April 2016, we began managing for the account of SNH a senior living community located in North Carolina with 87 living units. In May 2016, we began managing for the account of SNH a senior living community located in Georgia with 38 living units. In July 2016, we began managing for the account of SNH a senior living community located in Alabama with 163 living units. The terms by which we are managing these senior living communities are described above.

        As of June 30, 2016 and 2015, we managed 62 and 60 senior living communities for the account of SNH, respectively. We earned management fees from SNH of $2,815 and $2,699 for the three months ended June 30, 2016 and 2015, respectively, and $5,619 and $5,222 for the six months ended June 30, 2016 and 2015, respectively.

        D&R Yonkers LLC:    In order to accommodate certain requirements of New York licensing laws, a part of one of the senior living communities owned by SNH that we manage is subleased by a subsidiary of SNH to D&R Yonkers LLC, and D&R Yonkers LLC is owned by SNH's president and chief operating officer and our Chief Financial Officer and Treasurer. Pursuant to our management agreement with D&R Yonkers LLC, we earned management fees of $66 and $54 for the three months ended June 30, 2016 and 2015, respectively, and $129 and $108 for the six months ended June 30, 2016 and 2015, respectively.

        RMR LLC:    Pursuant to our business management agreement with RMR LLC, we recognized business management fees of $2,260 and $2,142, for the three months ended June 30, 2016 and 2015,

respectively, and $4,486 and $4,269 for the six months ended June 30, 2016 and 2015, respectively. These amounts are included in general and administrative expenses in our condensed consolidated statements of operations.

        We have historically awarded share grants to certain RMR LLC employees under our equity compensation plans. In addition, under our business management agreement we reimburse RMR LLC for our allocable costs for internal audit services. The amounts recognized as expense for share grants to RMR LLC employees and internal audit costs were $106 and $141 for the three months ended June 30, 2016 and 2015, respectively, and $206 and $301 for the six months ended June 30, 2016 and 2015, respectively; these amounts are included in general and administrative expenses in our condensed consolidated statements of operations.

        ABP Trust:    We lease our headquarters from ABP Trust, which is the indirect controlling shareholder of RMR LLC and which is owned in part by one of our Managing Directors. Our rent expense for our headquarters was $425 and $436 for the three months ended June 30, 2016 and 2015, respectively, and $952 and $847 for the six months ended June 30, 2016 and 2015 respectively.

        AIC:    We and six other companies to which RMR LLC provides management services each own AIC in equal amounts. We and the other AIC shareholders participate in a combined property insurance program arranged and reinsured in part by AIC. We currently expect to pay aggregate annual premiums, including taxes and fees, of approximately $4,595 in connection with this insurance program for the policy year ending June 30, 2017, which amount may be adjusted from time to time as we acquire and dispose of properties that are included in this insurance program.

        As of June 30, 2016 and December 31, 2015, our investment in AIC had a carrying value of $7,016 and $6,827, respectively. These amounts are presented as an equity investment on our condensed consolidated balance sheets. We recognized income of $17 and $23 related to our investment in AIC for the three months ended June 30, 2016 and 2015, respectively, and $94 and $95 for the six months ended June 30, 2016 and 2015, respectively. Our other comprehensive income (loss) includes our proportionate part of unrealized gains (losses) on securities which are owned by AIC of $43 and ($64) for the three months ended June 30, 2016 and 2015, respectively, and $95 and ($19) for the six months ended June 30, 2016 and 2015, respectively.

* * *

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS—RELATED PERSON TRANSACTIONS

Related Person Transactions

        We have relationships and historical and continuing transactions with SNH, RMR LLC, ABP Trust and others related to them. For example, SNH is our former parent company, our largest stockholder, our largest landlord and the owner of senior living communities that we manage; RMR LLC provides management services to both us and to SNH and RMR LLC employs certain of our and SNH's executive officers; we lease our headquarters from ABP Trust, the indirect controlling shareholder of RMR LLC, which is owned in part by one of our Managing Directors; and we and six other companies to which RMR LLC provides management services own in equal amounts AIC, an insurance company, and we participate in a combined property insurance program arranged and reinsured in part by AIC. For further information about these and other such relationships and related person transactions, please see "Our Leases and Management Agreements with SNH" above, Note 10 to our condensed consolidated financial statements included in Part I, Item 1 of this Quarterly Report, our Current Report on Form 8-K dated June 29, 2016, our Annual Report, our definitive Proxy Statement for our 2016 Annual Meeting of Stockholders and our other filings with the SEC. In addition, please see "Risk Factors" in Part I, Item 1A of our Annual Report for a description of risks that may arise as a result of these and other related person transactions and relationships. Our filings with the SEC and copies of certain of our agreements with these related parties are publicly available as exhibits to our public filings with the SEC and accessible at the SEC's website, www.sec.gov. We may engage in additional transactions with related persons, including companies to which RMR LLC or its affiliates provide management services.

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WARNING CONCERNING FORWARD LOOKING STATEMENTS

        THIS QUARTERLY REPORT CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. ALSO, WHENEVER WE USE WORDS SUCH AS "BELIEVE", "EXPECT", "ANTICIPATE", "INTEND", "PLAN", "ESTIMATE", "MAY" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. FORWARD LOOKING STATEMENTS IN THIS REPORT RELATE TO VARIOUS ASPECTS OF OUR BUSINESS, INCLUDING:

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  OUR ABILITY TO OPERATE OUR SENIOR LIVING COMMUNITIES PROFITABLY,

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  OUR ABILITY TO COMPLY AND TO REMAIN IN COMPLIANCE WITH APPLICABLE MEDICARE, MEDICAID AND OTHER FEDERAL AND STATE REGULATORY, RULE MAKING AND RATE SETTING REQUIREMENTS,

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  OUR ABILITY TO MEET OUR RENT AND DEBT OBLIGATIONS,

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  OUR ABILITY TO RAISE DEBT OR EQUITY CAPITAL,

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  OUR ABILITY TO COMPETE FOR ACQUISITIONS EFFECTIVELY, TO OPERATE ADDITIONAL SENIOR LIVING COMMUNITIES AND TO SELL COMMUNITIES WE OFFER FOR SALE,

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  THE FUTURE AVAILABILITY OF BORROWINGS UNDER OUR CREDIT FACILITY AND OUR ABILITY TO EXTEND, REFINANCE OR REPLACE OUR CREDIT FACILITY PRIOR TO ITS EXPIRATION,

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  OUR EXPECTATION THAT WE BENEFIT FROM OUR OWNERSHIP OF AIC AND OUR PARTICIPATION IN INSURANCE PROGRAMS ARRANGED BY AIC,

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  THE IMPACT OF THE PATIENT PROTECTION AND AFFORDABLE CARE ACT, AS AMENDED BY THE HEALTH CARE AND EDUCATION RECONCILIATION ACT, OR COLLECTIVELY, THE ACA, AND OTHER EXISTING OR PROPOSED LEGISLATION OR REGULATIONS ON US, AND

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  OTHER MATTERS.

        OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FORWARD LOOKING STATEMENTS AND UPON OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION, CASH FLOWS, LIQUIDITY AND PROSPECTS INCLUDE, BUT ARE NOT LIMITED TO:

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  CHANGES IN MEDICARE OR MEDICAID POLICIES, INCLUDING THOSE THAT MAY RESULT FROM THE IMPACT OF THE ACA AND OTHER EXISTING OR PROPOSED LEGISLATION OR REGULATIONS, WHICH COULD RESULT IN REDUCED MEDICARE OR MEDICAID RATES OR A FAILURE OF SUCH RATES TO COVER OUR COSTS,

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  THE IMPACT OF CHANGES IN THE ECONOMY AND THE CAPITAL MARKETS ON US AND OUR RESIDENTS AND OTHER CUSTOMERS,

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  COMPETITION WITHIN THE SENIOR LIVING SERVICES BUSINESS,

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  INCREASES IN INSURANCE AND TORT LIABILITY COSTS,

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  INCREASES IN OUR LABOR COSTS OR IN COSTS WE PAY FOR GOODS AND SERVICES,

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  ACTUAL AND POTENTIAL CONFLICTS OF INTEREST WITH OUR RELATED PARTIES, INCLUDING OUR MANAGING DIRECTORS, SNH, RMR LLC, AIC AND OTHERS AFFILIATED WITH THEM,

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  DELAYS OR NONPAYMENTS OF GOVERNMENT PAYMENTS TO US THAT COULD RESULT FROM GOVERNMENT SHUTDOWNS OR OTHER CIRCUMSTANCES,

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  COMPLIANCE WITH, AND CHANGES TO FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS THAT COULD AFFECT OUR SERVICES OR IMPOSE REQUIREMENTS, COSTS AND ADMINISTRATIVE BURDENS THAT MAY REDUCE OUR ABILITY TO PROFITABLY OPERATE OUR BUSINESS, AND

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  ACTS OF TERRORISM, OUTBREAKS OF SO CALLED PANDEMICS OR OTHER MANMADE OR NATURAL DISASTERS BEYOND OUR CONTROL.

        FOR EXAMPLE:

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  WE BELIEVE THAT OUR LIABILITY INSURER MAY BE FINANCIALLY RESPONSIBLE FOR MORE THAN IT HAS PAID IN CONNECTION WITH OUR SETTLEMENT OF THE ARIZONA LITIGATION AND WE ARE SEEKING ADDITIONAL PAYMENTS FROM OUR LIABILITY INSURER. HOWEVER, OUR LIABILITY INSURER HAS DENIED COVERAGE FOR ANY ADDITIONAL AMOUNTS. WE CANNOT PREDICT THE OUTCOME OF OUR ON GOING NEGOTIATIONS OR ANY POTENTIAL FUTURE LITIGATION WITH OUR LIABILITY INSURER, AND ANY POTENTIAL LITIGATION BETWEEN US AND OUR LIABILITY INSURER MAY ITSELF BE EXPENSIVE.

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  THE VARIOUS GOVERNMENTS WHICH PAY US FOR THE SERVICES WE PROVIDE TO SOME OF OUR RESIDENTS ARE CURRENTLY EXPERIENCING BUDGETARY CONSTRAINTS AND MAY LOWER THE MEDICARE, MEDICAID AND OTHER RATES THEY PAY US. BECAUSE WE OFTEN CANNOT LOWER THE QUALITY OF THE SERVICES WE PROVIDE TO MATCH THE AVAILABLE MEDICARE, MEDICAID AND OTHER RATES WE ARE PAID, WE MAY EXPERIENCE LOSSES AND SUCH LOSSES MAY BE MATERIAL,

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  WE MAY ENTER INTO ADDITIONAL LEASE OR MANAGEMENT ARRANGEMENTS WITH SNH FOR SENIOR LIVING COMMUNITIES THAT SNH OWNS OR MAY ACQUIRE IN THE FUTURE OR OTHER TRANSACTIONS WITH SNH. HOWEVER, THERE CAN BE NO ASSURANCE THAT WE AND SNH WILL ENTER INTO ANY ADDITIONAL LEASES, MANAGEMENT ARRANGEMENTS OR OTHER TRANSACTIONS,

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  OUR ABILITY TO OPERATE NEW SENIOR LIVING COMMUNITIES PROFITABLY DEPENDS UPON MANY FACTORS, INCLUDING OUR ABILITY TO INTEGRATE NEW COMMUNITIES INTO OUR EXISTING OPERATIONS AND SOME FACTORS WHICH ARE BEYOND OUR CONTROL SUCH AS THE DEMAND FOR OUR SERVICES ARISING FROM ECONOMIC CONDITIONS GENERALLY AND COMPETITION FROM OTHER PROVIDERS OF SENIOR LIVING SERVICES. WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE NEW COMMUNITIES OR OPERATE AND MANAGE NEW COMMUNITIES PROFITABLY,

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  OUR BELIEF THAT THE AGING OF THE U.S. POPULATION WILL INCREASE DEMAND FOR SENIOR LIVING SERVICES MAY NOT BE REALIZED OR MAY NOT RESULT IN INCREASED DEMAND FOR OUR SERVICES,

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  AT JUNE 30, 2016, WE HAD $64.3 MILLION OF CASH AND CASH EQUIVALENTS AND $76.3 MILLION OF REMAINING AVAILABILITY UNDER OUR CREDIT FACILITY. IN ADDITION, WE HAVE SOLD IMPROVEMENTS TO SNH IN THE PAST AND EXPECT TO REQUEST TO SELL ADDITIONAL IMPROVEMENTS TO SNH FOR INCREASED RENT PURSUANT TO OUR LEASES WITH SNH. THESE STATEMENTS MAY IMPLY THAT WE HAVE ABUNDANT CASH LIQUIDITY. HOWEVER, OUR OPERATIONS AND BUSINESS REQUIRE SIGNIFICANT AMOUNTS OF WORKING CASH AND REQUIRE US TO MAKE SIGNIFICANT CAPITAL EXPENDITURES TO MAINTAIN OUR COMPETITIVENESS. FURTHER, SNH IS NOT OBLIGATED TO PURCHASE IMPROVEMENTS WE MAY MAKE TO THE LEASED COMMUNITIES. ACCORDINGLY, WE MAY NOT HAVE SUFFICIENT CASH LIQUIDITY,

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  IN RECENT YEARS ECONOMIC INDICATORS REFLECT AN IMPROVING HOUSING MARKET AND MANY OF THE SERVICES WE PROVIDE ARE NEEDS DRIVEN. THESE FACTORS MAY IMPLY THAT ECONOMIC CONDITIONS WILL IMPROVE AND THAT OUR REVENUES AND PROFITABILITY WILL IMPROVE. HOWEVER, THERE CAN BE NO ASSURANCE THAT GENERAL ECONOMIC CONDITIONS WILL IMPROVE, THAT THERE EXISTS ANY PENT UP DEMAND FOR SERVICES WE PROVIDE OR THAT, EVEN IF THERE IS SUCH DEMAND, THAT WE WOULD BE SUCCESSFUL IN ATTRACTING SUCH DEMAND, OR THAT OUR REVENUES AND PROFITS WILL IMPROVE. FURTHER, SOME ECONOMIC INDICATORS MAY INDICATE DECLINING ECONOMIC ACTIVITY, WHICH COULD BE HARMFUL TO OUR BUSINESS AND CAUSE US TO EXPERIENCE CONTINUING LOSSES,

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  RESIDENTS WHO PAY FOR OUR SERVICES WITH THEIR PRIVATE RESOURCES MAY BECOME UNABLE TO AFFORD OUR SERVICES WHICH COULD RESULT IN DECREASED OCCUPANCY AND DECREASED REVENUES AT OUR SENIOR LIVING COMMUNITIES AND OUR INCREASED RELIANCE ON LOWER RATES FROM GOVERNMENTS AND OTHER PAYERS,

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  WE MAY BE UNABLE TO REPAY OUR DEBT OBLIGATIONS WHEN THEY BECOME DUE,

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  THE AMOUNT OF AVAILABLE BORROWINGS UNDER OUR CREDIT FACILITY IS SUBJECT TO OUR HAVING QUALIFIED COLLATERAL, WHICH IS PRIMARILY BASED ON THE VALUE OF OUR ASSETS SECURING OUR OBLIGATIONS UNDER THAT FACILITY. ACCORDINGLY, THE AVAILABILITY OF BORROWINGS UNDER OUR CREDIT FACILITY AT ANY TIME MAY BE LESS THAN $100.0 MILLION. ADDITIONALLY, THE AVAILABILITY OF BORROWINGS UNDER OUR CREDIT FACILITY IS SUBJECT TO OUR SATISFYING CERTAIN FINANCIAL COVENANTS AND OTHER CUSTOMARY CONDITIONS THAT WE MAY BE UNABLE TO SATISFY,

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  ACTUAL COSTS UNDER OUR CREDIT FACILITY WILL BE HIGHER THAN LIBOR PLUS A PREMIUM BECAUSE OF OTHER FEES AND EXPENSES ASSOCIATED WITH THAT FACILITY,

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  OUR CREDIT FACILITY MATURES ON APRIL 13, 2017; ALTHOUGH WE INTEND TO REFINANCE OR REPLACE OUR CREDIT FACILITY ON OR BEFORE ITS MATURITY, THERE CAN BE NO ASSURANCE WE WILL BE ABLE TO DO SO OR WHAT THE TERMS OR TIMING OF ANY SUCH REFINANCING OR REPLACEMENT MIGHT BE,

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  CONTINGENCIES IN OUR AND SNH'S ACQUISITION AND SALE AGREEMENTS MAY NOT BE SATISFIED AND OUR AND SNH'S ACQUISITIONS AND/OR SALES AND ANY

    RELATED LEASES OR MANAGEMENT AGREEMENTS MAY NOT OCCUR, MAY BE DELAYED OR THE TERMS OF SUCH TRANSACTIONS MAY CHANGE,

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  OUR SENIOR LIVING COMMUNITIES ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, LICENSURE AND OVERSIGHT. WE SOMETIMES EXPERIENCE DEFICIENCIES IN THE OPERATION OF OUR SENIOR LIVING COMMUNITIES AND SOME OF OUR COMMUNITIES MAY BE PROHIBITED FROM ADMITTING NEW RESIDENTS OR OUR LICENSE TO CONTINUE OPERATIONS AT A COMMUNITY MAY BE REVOKED. ALSO, OPERATING DEFICIENCIES OR A LICENSE REVOCATION AT ONE OR MORE OF OUR SENIOR LIVING COMMUNITIES MAY HAVE AN ADVERSE IMPACT ON OUR ABILITY TO OBTAIN LICENSES FOR, OR ATTRACT RESIDENTS TO, OUR OTHER COMMUNITIES, AND

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  WE BELIEVE THAT OUR RELATIONSHIPS WITH OUR RELATED PARTIES, INCLUDING SNH, RMR LLC, AIC AND OTHERS AFFILIATED WITH THEM MAY BENEFIT US AND PROVIDE US WITH COMPETITIVE ADVANTAGES IN OPERATING AND GROWING OUR BUSINESS. HOWEVER, THE ADVANTAGES WE BELIEVE WE MAY REALIZE FROM THESE RELATIONSHIPS MAY NOT MATERIALIZE.

        CURRENTLY UNEXPECTED RESULTS COULD OCCUR DUE TO MANY DIFFERENT CIRCUMSTANCES, SOME OF WHICH ARE BEYOND OUR CONTROL, SUCH AS ACTS OF TERRORISM, NATURAL DISASTERS, CHANGED MEDICARE AND MEDICAID RATES, NEW LEGISLATION, REGULATIONS OR RULE MAKING AFFECTING OUR BUSINESS, OR CHANGES IN CAPITAL MARKETS OR THE ECONOMY GENERALLY.

        THE INFORMATION CONTAINED ELSEWHERE IN THIS QUARTERLY REPORT AND IN OUR ANNUAL REPORT OR IN OUR OTHER FILINGS WITH THE SEC, INCLUDING UNDER THE CAPTION "RISK FACTORS", OR INCORPORATED HEREIN OR THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE DIFFERENCES FROM OUR FORWARD LOOKING STATEMENTS. OUR FILINGS WITH THE SEC ARE AVAILABLE ON THE SEC'S WEBSITE AT WWW.SEC.GOV.

        YOU SHOULD NOT PLACE UNDUE RELIANCE UPON OUR FORWARD LOOKING STATEMENTS.

        EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

QuickLinks

  Exhibit (e)(1)
Excerpts From Five Star Quality Care, Inc.'s Definitive Proxy Statement for its 2016 Annual Meeting of Stockholders and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016
DIRECTORS AND EXECUTIVE OFFICERS
  Director Nominee
  Specific Qualifications, Attributes, Skills and Experience
  Directors
  Specific Qualifications, Attributes, Skills and Experience
  Specific Qualifications, Attributes, Skills and Experience
  Specific Qualifications, Attributes, Skills and Experience
  Specific Qualifications, Attributes, Skills and Experience
  Executive Officers
DIRECTOR COMPENSATION
  2015 Annual Compensation
RELATED PERSON TRANSACTIONS
  Certain Related Person Transactions
OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY
  Directors and Executive Officers
  Principal Stockholders
COMPENSATION DISCUSSION AND ANALYSIS
  Compensation Overview
  Compensation Philosophy and Process
  Details of 2015 Compensation Process
  Compensation Components
  Say on Pay
  RMR Inc. Compensation Practices
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
  2015 Summary Compensation Table
  2015 Grants of Plan Based Awards
  2015 Outstanding Equity Awards at Fiscal Year-End
  2015 Stock Vested
  Potential Payments upon Termination or Change in Control
NOTE 10 TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF THE QUARTERLY REPORT
  Note 10. Related Person Transactions
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—RELATED PERSON TRANSACTIONS
  Related Person Transactions
WARNING CONCERNING FORWARD LOOKING STATEMENTS